UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 28, 2015

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Guadalupe Street Suite # 302, Austin TX	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 28, 2015, Digital Turbine Media, Inc., (“DTM”) (f/k/a Appia, Inc., f/k/a PocketGear, Inc.), a wholly-owned subsidiary of Digital Turbine, Inc. (the “Company”) entered into a license with respect to certain of DTM’s intellectual property assets described below (the “License Agreement”) with Sift Media, Inc. (“Sift”), in exchange for shares of Sift’s newly-issued Preferred Stock (as hereinafter defined) pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) and a cash payment. At the same time, DTM also entered into a publishing agreement with Sift (the “Publishing Agreement”), as well as certain other ancillary agreements, all as described below. Sift was formed by Company-board of directors member Jud Bowman, who is Sift’s President, Chief Executive Officer and one of its significant shareholders. The License Agreement, the Stock Purchase Agreement, the Publishing Agreement, the ancillary agreements and the transactions contemplated thereby are referred to as the “Sift Transactions”. The Sift Transactions were unanimously approved by the independent and disinterested members of the Company’s Board other than Mr. Bowman.

License Transaction

The Licensed Assets (as hereinafter defined) were originally acquired as part of the Company’s merger with Appia, Inc. (“Appia”) earlier in 2015, and relate to development-stage real-time bidding technology, an ancillary part of Appia’s (now DTM’s) advertising business.

Pursuant to the License Agreement, DTM has granted to Sift an irrevocable, non-exclusive and royalty-free license to its real-time bidder and certain other technology needed to operate the core real-time bidding assets (collectively, the “Licensed Assets”). In consideration of the license to Sift, DTM will receive $1,000,000, in cash, 9.9% of the authorized and issued shares of Sift in the form of Series Seed Convertible Preferred Stock (the “Preferred Stock”) a seat on the board of directors of Sift and a variety of other rights referenced below.

Pursuant to the License Agreement, DTM’s license of the Licensed Assets to Sift is perpetual. DTM agreed that it will not license or sell the core real-time bidding assets to any third parties for any purpose (except in connection with a Change of Control (as defined in the License Agreement) of the Company or DTM), and DTM will not license or sell certain related but non-core licensed assets to any third parties (except in connection with a Change of Control of the Company or DTM) within the field of the programmatic advertising business. Notwithstanding the foregoing limitations on licensing or selling of the core real-time bidding assets and non-core licensed assets, DTM can use any of the Licensed Assets for its own purposes. DTM currently has, and intends to continue, its real-time bidding operations. Each party owns any developments or improvements that each such party may make in the future with respect to the Licensed Assets.

DTM is providing certain warranties and indemnities to Sift regarding the Licensed Assets, subject to various limitations, as detailed in the License Agreement.

Publisher Agreement

Pursuant to the Publisher Agreement, DTM and Sift (as publisher) will enter into DTM’s standard form of Publisher Agreement for a term of one year, subject to certain exclusivity and matching provisions. Sift is obligated for such period to use DTM as the exclusive provider of advertising that is available through DTM as set forth in the Publisher Agreement.

Stock Purchase Agreement

The Company received 9.9% of Sift’s capital stock in the form of newly-issued Preferred Stock, which is convertible into Sift Common Stock (“Common Stock”) under certain circumstances, and is redeemable upon the fifth (5th) anniversary of issuance of the Preferred Stock by the holders of a majority of the Preferred Stock. For so long as it holds Preferred Stock, DTM shall be entitled to nominate for election one member of the five-member Board of Sift. At Closing (as defined in the Stock Purchase Agreement), the DTM nominated director will be Bill Stone. The Preferred Stock as a class has a variety of other rights, preferences and privileges typically associated with early-stage preferred stock, including a liquidation preference of $1.00 per share and certain veto rights. DTM received 999,000 shares of Preferred Stock. Sift sold and issued an additional 3,190,000 shares of its Series Seed Preferred Stock to other investors led by Wakefield Group IV, LLC for a total cash consideration of $3,190,000.

Pursuant to the Stock Purchase Agreement, Sift issued the Preferred Stock to DTM and other accredited and institutional investors pursuant to a private placement exempt from the registration requirements of applicable securities laws. Mr. Bowman serves as Sift’s President and Chief Executive Officer and, upon Sift’s formation, entered into an agreement to receive 5,311,000 shares of restricted Sift Common Stock, representing in the aggregate approximately 53% of Sift’s fully-diluted capital stock immediately following the sale of the Series Seed Preferred Stock.

Ancillary Agreements

Pursuant to an Employment Agreement and related Restricted Stock Agreement, Sift has agreed to employ Mr. Bowman as President and Chief Executive Officer of Sift for an initial term of three (3) years subject to renewal. Mr. Bowman’s base salary is $200,000 per annum with discretionary, performance-based targeted bonuses of up to 50% of base salary and full participation in Sift’s benefit plans. Mr. Bowman purchased 5,311,000 restricted common shares, which rank beneath the Preferred Stock, at an aggregate price of approximately $60,000. The restricted shares are subject to a Sift repurchase option at the original purchase price if his employment is terminated for any reason on or before December 28, 2019. The repurchase option expires on an accelerated basis if he is terminated Without Cause or for Good Reason (as such terms are defined in the Employment Agreement) as follows: (i) 25% expires if he is terminated prior to the 6-month anniversary from the effective date; and (ii) 50% expires if he is terminated after the 6-month anniversary from the effective date if such repurchase option then applies to less than 50% of the restricted shares after passage of time. In addition, 100% of the repurchase option expires upon a “Change of Control.” Mr. Bowman also is eligible for severance in the event of termination Without Cause or for Good Reason (as such terms are defined in the Employment Agreement), and is subject to certain in-term and post-term restrictive covenants, including post-term non-competition and non-solicitation covenants for a period of 18 months. Mr. Bowman remains a Digital Turbine, Inc. director.

Concurrent with the Employment Agreement, Mr. Bowman has entered into Sift’s standard Non-Disclosure, Non-Solicitation and Inventions Assignment Agreement.

Pursuant to an Investor Rights Agreement, the holders of Preferred Stock (including DTM), together with certain Key Holders (as hereinafter defined), are accorded certain registration rights, preemptive rights, information rights and other customary provisions. The Investor Rights Agreement includes other customary provisions including preemptive rights, registration rights, financial information rights and a 180-day market standoff provision. In addition, the Investor Rights Agreement terminates certain of DTM’s rights in the event of certain limited, willful and material breaches by DTM of the License Agreement.

In addition, pursuant to a Right of First Refusal and Co-Sale Agreement, any proposed transfer of Common Stock by the key holders of such shares (including Mr. Bowman) (the “Key Holders”) shall require notice to Sift and each of the holders of Preferred Stock; such agreement provides Sift and then the holders of Preferred Stock certain rights of first refusal to acquire the Key Holders’ shares proposed to be transferred, subject to certain exclusions, and certain co-sale rights, after customary notice and exercise periods, and to participate in any sale by the Key Holders to any third party upon the same economic terms to which all or a portion of the Key Holders’ shares are subject. In addition, the Right of First Refusal and Co-Sale Agreement terminates certain of DTM’s rights in the event of certain limited, willful and material breaches by DTM of the License Agreement.

A Voting Agreement sets forth certain voting rights and obligations of the holders of Common Stock and Preferred Stock. Under the Voting Agreement, the holders of Common Stock and Preferred Stock are required to vote their shares to elect five (5) directors of Sift as follows: (i) one director nominated by Wakefield Group IV, LLC, (ii) one director nominated by DTM, (iii) two directors nominated by a majority of the Key Holders, each of whom shall be independent of Mr. Bowman so long as he continues to serve as President and Chief Executive Officer, and (iv) one director who shall be the “CEO director.”

The Voting Agreement includes other customary provisions including an irrevocable proxy, a change of control provision for a sale of Sift and termination upon underwritten public offering or sale of Sift. In addition, the Voting Agreement terminates certain of DTM’s rights in the event of certain limited, willful and material breaches by DTM of the License Agreement.

Pursuant to the Transition Services Agreement, DTM has agreed to provide Sift limited transition services for a period of 90 days following the Closing (as such term is defined in the Transition Services Agreement) in connection with the Sift Transactions for certain fees and reimbursement of certain out-of-pocket costs.

The foregoing summary of the Sift Transactions is a summary only and does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the material agreements comprising the Sift Transactions (currently expected to be the License Agreement, Stock Purchase Agreement, Publishing Agreement, Employment Agreement and Restricted Stock Agreement), which the Company will file in connection with its next quarterly report on Form 10-Q for its third fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 4, 2016	Digital Turbine, Inc.

	By:	/s/ Andrew Schleimer
Andrew Schleimer
Executive Vice President, Chief Financial Officer